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                                                                   Exhibit 10.25


                              FOURTH AMENDMENT TO LEASE




          THIS FOURTH AMENDMENT TO LEASE (the "Amendment") is entered into this _______ day of ______________, 1997, between HPI-LINQUE PARTNERS ONE, L.P. ("Landlord"), and COMPUTRON SOFTWARE, INC. (formerly known as COMPUTRON TECHNOLOGIES CORPORATION) ("Tenant").


                                      BACKGROUND

          Landlord and Tenant are parties to a certain Lease dated
, 1993 (the "Original Lease"), between Landlord's predecessor-in-interest--Enterprise Group Development Corporation ("EGDC")--and Tenant, and a certain First Amendment to Lease dated May 23, 1994 (the "First Amendment"), a certain Second Amendment to Lease dated April 12, 1995 (the "Second Amendment"), and a certain Third Amendment to Lease dated May 4, 1995 (the "Third Amendment"), all between EGDC and Tenant (the Original Lease, the First Amendment, the Second Amendment and the Third Amendment are hereinafter collectively referred to as the "Lease"). The Lease covers approximately 39,978 square feet of rentable floor area, being the entire twelfth (12th) floor (the "12th Floor Space") of the building located at 301 Route 17 North, Rutherford, New Jersey (the "Building"), and approximately 15,642 square feet of rentable floor area (the "Existing 11th Floor Space") located on the eleventh (11th) floor of the Building (the 12th Floor Space and the Existing 11th Floor Space are hereinafter collectively referred to as the "Existing Space"), as more particularly described in the Lease.

          Landlord has acquired the Building and succeeded to the interest of EGDC as landlord under the Lease.

          Landlord and Tenant desire to extend the Term (as defined in the Lease) of the Lease and for Tenant to lease from Landlord additional space located on the eleventh (11th) floor of the Building in accordance with the terms and conditions of the Lease and this Amendment.


                                      AGREEMENT

          In consideration of the foregoing and of the mutual promises contained in this

Amendment, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

          1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in addition to the Existing Space currently leased by Tenant under the Lease, the portion of the Building consisting of approximately 8,788 square feet of rentable floor area, located on the eleventh (11th) floor of the Building and shown on Exhibit A attached hereto and made a part hereof (the "New 11th Floor Space"), in accordance with the terms and conditions of this Amendment.

          2. (a) Except as hereinafter provided, Tenant shall accept the New 11th Floor Space in its current "AS IS" condition. Landlord and Tenant have approved the working, finished and detailed construction drawings and specifications for the New 11th Floor Work (as defined below) described on Exhibit B attached to and made a part of this Amendment (the "New 11th Floor Plans and Specifications"). The cost for preparation of the first set of preliminary plans upon which the New 11th Floor Plans and Specifications are based shall be incurred solely by Landlord.

               (b) Construction, according to the New 11th Floor Plans and Specifications (the "New 11th Floor Work") by Landlord, shall be carried out as set forth below:

                    (i) Promptly after completion and Landlord's approval of the New 11th Floor Plans and Specifications, Landlord shall apply to the appropriate governmental authorities for any building permit which shall be required in connection with Landlord's performance of the New 11th Floor Work.

                    (ii) Promptly after the issuance of such building permit, Landlord shall commence to perform the New 11th Floor Work. Landlord shall diligently prosecute such work to completion. Landlord shall perform all work provided for in the New 11th Floor Plans and Specifications in compliance with the applicable building code and other applicable laws, and in a good and workmanlike manner. Tenant shall advise Landlord immediately in writing of any objection to the performance of the New 11th Floor Work. Landlord will reasonably satisfy any such objection within a reasonable time after the date Landlord receives such notice.

                    (iii) Landlord makes no representations or warranties regarding the compliance of the New 11th Floor Space with the Americans with Disabilities Act of 1990 (the "ADA"). With respect to the current condition of the New 11th Floor Space and any alterations or improvements that Tenant makes to the interior of the New 11th Floor Space (or which are made on Tenant's behalf), regardless of whether Tenant has obtained Landlord's consent to such alterations or


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     improvements, Tenant shall be fully responsible for complying with and paying any costs associated with any and all requirements of the ADA. In addition, if any alterations are required to be made to the Existing Space or the New 11th Floor Space due to changes in or regulations under the ADA or judicial interpretations of the requirements of the ADA coming into existence following completion of the New 11th Floor Work, or due to changes in Tenant's use of the Existing Space or the New 11th Floor Space or in the nature of Tenant's conduct of its business in the Existing Space or the New 11th Floor Space (including but not limited to any changes in use or business conduct arising out of a sublease or assignment, or resulting in the Existing Space or the New 11th Floor Space being deemed a "place of public accommodation" under the ADA), Tenant shall be fully responsible for complying with and paying any costs associated with any and all requirements of the ADA arising in connection therewith. In the event Tenant is required by order of any applicable governmental agency or court having jurisdiction to take any particular measures in order to comply with the requirements of the ADA, Tenant shall be entitled to appeal such order in accordance with applicable laws and regulations, provided that Tenant shall, notwithstanding such appeal, take all such measures as may be necessary to prevent Landlord from incurring liability in connection with such required measures and shall indemnify, defend and hold harmless Landlord from any and all liability, cost or expense resulting or arising from Tenant's failure to take any such required measures.

                    (iv) Landlord shall arrange for any inspections and shall apply for and obtain any certificate of occupancy required by any governmental authority.

                    (v) Tenant shall, within twenty (20) days after Tenant's receipt of Landlord's written demand from time to time, pay to Landlord the cost of the New 11th Floor Work (the "New 11th Floor Finish Cost"), including costs for preparation of preliminary plans (beyond the first set thereof) (the "Plan Preparation Costs"), fees to governmental agencies and officers, and actual costs of construction including but not limited to demolition costs, dumpster charges, costs of material and labor, construction cleanup costs and all other costs in any way related to the New 11th Floor Work, and the fee described in subparagraph (c) below. Landlord shall bid out all major categories of the New 11th Floor Work to at least two (2) reputable subcontractors designated by Landlord, and shall award work to the lowest qualified bidder for each such category. Notwithstanding anything to the contrary contained in this Section 2(b), the New 11th Floor Finish Cost shall not include the cost to repair existing holes in the interior walls of the New 11th Floor Space, which Landlord shall perform as part of the New 11th Floor Work at Landlord's sole cost and expense.

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                    (vi)   In the event of a default by Tenant in any
     payment required on account of the New 11th Floor Work, Landlord shall, in addition to all other legally allowable remedies, have the same rights as in the case of a default in the payment of Rent under the Lease.

               (c) Tenant acknowledges that the New 11th Floor Finish Cost shall include a fee of fifteen percent (15%) of all other costs (except for the Plan Preparation Costs) included in the New 11th Floor Finish Cost, for the supervision and coordination of the New 11th Floor Work by a representative of Landlord acting as construction manager on behalf of Landlord.

               (d) Tenant shall be granted access to the New 11th Floor Space prior to Landlord's substantial completion of the New 11th Floor Work for the purpose of installing wiring for Tenant's computers, telephones and/or other equipment, for installing Tenant's furniture, and/or for storage of Tenant's property and equipment, so long as such installation and/or storage does not interfere with the performance or cause delays in the completion of the New 11th Floor Work.

          3. The "New 11th Floor Commencement Date" shall be the later of (i) January 1, 1998, or (ii) the day on which Landlord obtains a certificate of occupancy (temporary or permanent) for the New 11th Floor Space (or, if no certificate of occupancy is required for Tenant to occupy the New 11th Floor Space, the day on which Landlord certifies to Tenant that it has substantially completed, except for "punch list" items not materially interfering with Tenant's use and occupancy of the New 11th Floor Space, the New 11th Floor
Work), provided that Landlord is not unreasonably delayed in the completion of the New 11th Floor Work due to Tenant's changes in the New 11th Floor Plans and Specifications or Tenant's delays in giving necessary approvals ("Tenant Delays"), in which case the New 11th Floor Commencement Date will be accelerated by the total number of days of Tenant Delays. Notwithstanding the foregoing, in the event Tenant commences business operations in the New 11th Floor Space prior to the date on which the New 11th Floor Commencement Date would be deemed to have occurred pursuant to the first sentence of this Section 3, the "New 11th Floor Commencement Date" shall be the date on which Tenant has so commenced business operations in the New 11th Floor Space. Also notwithstanding the foregoing, no Tenant Delay shall begin to run until Tenant has received notice from Landlord that such Tenant Delay is or shall be occurring. Landlord shall advise Tenant of the anticipated date on which it expects to receive a certificate of occupancy and/or the anticipated New 11th Floor Commencement Date.

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          4.   As of the New 11th Floor Commencement Date, the New 11th Floor
Space shall be deemed to be a part of the Demised Premises under the Lease, and all provisions of the Lease relating to the Demised Premises, except as specifically set forth in or modified by this Amendment (and except with respect to Landlord's obligation to perform or pay for any alterations or improvements in the Demised Premises, other than as herein provided), shall from and after the New 11th Floor Commencement Date be applicable to the New 11th Floor Space.

          5. Effective as of the New 11th Floor Commencement Date, Tenant shall pay to Landlord, from the New 11th Floor Commencement Date through December 31, 1998, in addition to the Base Rent payable under the Lease for all other areas that may be leased by Tenant from time to time through December 31, 1998, Base Rent (as defined in the Lease) for THE NEW 11TH FLOOR SPACE ONLY in the amount of One Hundred Seventy-Five Thousand Seven Hundred Sixty and 04/100 Dollars ($175,760.04) per annum payable in monthly installments of Fourteen Thousand Six Hundred Forty-Six and 67/100 Dollars ($14,646.67) (and the monthly installment of Base Rent for the New 11th Floor Space shall be adjusted proportionately for the calendar month in which the New 11th Floor Commencement Date occurs if the New 11th Floor Commencement Date is not the first day of a calendar month).

          6. The Term of the Lease, as amended by this Amendment, is hereby extended by four (4) years, so that the Expiration Date (as defined in the Lease) shall be December 31, 2002 (the "New Expiration Date").

          7. Effective as of January 1, 1999, Tenant shall pay to Landlord Base Rent for the Demised Premises (i.e., the Existing Space and the New 11th Floor Space combined), for the period from January 1, 1999, through the New Expiration Date, in the amount of NINE HUNDRED SEVENTY-FIVE THOUSAND THREE HUNDRED TWENTY and 04/100 DOLLARS ($975,320.04), payable in equal monthly installments of EIGHTY-ONE THOUSAND TWO HUNDRED SEVENTY-SIX and 67/100 DOLLARS ($81,276.67).

          8. Notwithstanding anything to the contrary contained in the Lease, Tenant acknowledges that Tenant currently is paying, and shall during the remaining Term of the Lease (as extended by this Amendment) pay for electricity furnished Tenant in the Demised Premises based on metering to Landlord through submeters existing in the Demised Premises on a monthly basis together with Rent, at the tariff applicable to Landlord (with no profit to be realized thereon by Landlord), subject, however, in the case of the Existing Space, to the provisions of those two (2) certain Agreements between Landlord and Tenant dated June 10, 1996 (executed July 9, 1996), relating to retrofitting of electrical fixtures in certain portions of the Existing Space, which Agreements are incorporated herein by reference and shall continue in effect throughout the Term of the Lease, as extended by this Amendment.

          9. Tenant shall pay no Tax Increase Amount (as defined in the Lease) or Operating Increase Amount (as defined in the Lease) for the New 11th Floor Space allocable to any period prior to January 1, 1999. Effective as of January 1, 1999, Tenant's Pro Rata Share (as defined in Section 1.06 of the Lease) shall be revised to equal 17.0369%, and, for purposes of determining the Tax Increase Amount payable by Tenant for all periods from and after January 1, 1999, (i) the Base Tax Rate (as defined in Section 2.01 of the Lease) shall mean the real estate tax rate in effect for the calendar year 1999, and (ii) the Assessed Valuation (as described in Section 5.02(c) of the Lease) shall mean the assessed value of the Real Estate for the calendar year 1999.

          10. Effective as of January 1, 1999, Section 5.03 of the Lease shall be deleted in its entirety and the following shall be inserted in its place:

               "SECTION 5.03.  BUILDING OPERATING COSTS.

               Tenant shall pay to Landlord as an additional Rent to compensate Landlord for Tenant's Pro Rata Share increases in expenses paid or incurred by, or on behalf of, Landlord in respect of the operation, management, maintenance and/or repair of the Building, in equal monthly installments together with Tenant's payment of monthly installments of Base Rent, the following amounts for the following periods (herein called the "OPERATING INCREASE PAYMENTS"):

                    (a) $2,636.40 per annum, for the period from January 1, 1999, to and including December 31, 1999;

                    (b) $17,305.75 per annum, for the period from January 1, 2000, to and including December 31, 2000;

                    (c) $32,195.13 per annum, for the period from January 1, 2001, to and including December 31, 2001; and

                    (d) $47,307.86 per annum, for the period from January 1, 2001, to and including December 31, 2001.

     In the event this Lease is extended or renewed, the Operating Increase Amounts shall be adjusted on each subsequent January 1 to an amount equal to the sum of:

          (A) the Operating Increase Amounts payable by Tenant for the twelve (12) month period immediately preceding such adjustment date PLUS

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          (B)  one and one half percent (1.5%) of the sum of:

               (i) the annual Base Rent in effect immediately preceding such adjustment date plus

               (ii) the Operating Increase Amounts payable by Tenant for the twelve (12) month period immediately preceding such adjustment date."

          11.  (a)    Except as provided in Section 11(b) below, all provisions
of the Lease granting Tenant the right to renew the Term of the Lease are hereby deleted in their entirety.

               (b)    (i)     Tenant, provided the Lease, as amended by this
Amendment, shall then be in full force and effect, shall have the option (herein called the "Renewal Option") to extend the Term for one (1) additional three (3) year period (the "Renewal Term"), which Renewal Term shall commence on the date immediately succeeding the New Expiration Date, and end on the third
(3rd) anniversary of the New Expiration Date (such anniversary being herein called the "Renewal Expiration Date"). The Renewal Option shall be exercisable only by Tenant giving Landlord written notice of such exercise (herein called the "Renewal Notice"), which notice shall be received by Landlord not later than the date that is twelve (12) months, nor earlier than fifteen (15) months, prior to the New Expiration Date (time being of the essence). Landlord, at its option, may render the Renewal Notice null and void upon notice thereof to Tenant if, at the time that Landlord receives the same, Tenant shall be in default under the Lease, as amended by this Amendment, beyond any applicable notice and/or cure period.

                      (ii) If Tenant exercises the Renewal Option in accordance with the terms set forth above, then the Lease shall thereupon be extended for the Renewal Term upon all the same terms, covenants and conditions as are contained in the Lease, as amended by this Amendment, and applicable prior to the Renewal Term, EXCEPT THAT for, and during, the Renewal Term: (1) the Base Rent shall be the Renewal Term Fixed Rent (as hereinafter defined) for the Renewal Term, as determined as hereinafter set forth; (2) the Expiration Date shall be the Renewal Expiration Date; (3) any provisions of this Lease setting forth (i) workletter or other work obligations of Landlord, (ii) work allowances or contributions to be made by Landlord or (iii) Rent credits or concessions or "free rent" periods, shall not apply (except for any rent abatements provided for in Sections 12.01 and 13.03 of the Lease); and (4) the provisions of subparagraph (b)(i) hereinabove above relating to Tenant's right to renew the Term shall not be applicable.

                      (iii) (A) As used herein, the term "Renewal Term Fixed Rent" for the Renewal Term shall mean a fixed rent payable at a per annum rate equal to the product of (i) the Renewal Fair Market Fixed Rent for such Renewal Term, MULTIPLIED BY (ii) the number of rentable square feet in the Demised Premises.

                              (B)  As used herein, the term "Renewal Fair Market
Fixed Rent" for the Renewal Term shall mean 95% of the fixed rent, per rentable square foot per annum, that a willing tenant would pay and a willing landlord would accept for a hypothetical renewal of the Demised Premises having a 3-year term (commencing with the commencement of the Renewal Term), determined as of six (6) months prior to the New Expiration Date, and providing for fixed annual rent on a level payment basis throughout such term (I.E., no step-ups in fixed rent), based solely on renewals then being and having recently (i.e., within the past six (6) months) been consummated in the Building and in buildings reasonably comparable to the Building located on the Route 3 corridor in Bergen County, New Jersey, for premises reasonably comparable in size to the Demised Premises, ASSUMING: (i) that the Demised Premises were being demised by such hypothetical renewal in their "as is" condition as of the date that Tenant exercised the Renewal Option; (ii) that the terms of such hypothetical renewal would (x) include a work allowance or contribution to be paid by such willing landlord to such willing tenant in an amount equal to the amount, if any, that Landlord in its Initial Renewal Rent Notice (as hereinafter defined) has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), (y) include a free rent period during which such willing tenant would not pay any fixed rent having a duration equal to the free rent period, if any, that Landlord in its Initial Renewal Rent Notice has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such free rent period), and (z) otherwise be on the same terms and conditions as are provided for in the Lease, as amended by this Amendment, for the Renewal Term; and (iii) that such willing landlord would be paying a brokerage commission in respect of such hypothetical renewal equal to the brokerage commission, if any, payable by Landlord to Broker or any other broker to whom a commission may be owing in connection with the Renewal Term.

                      (iv) During the sixty (60) day period (the "Renewal Initial Period") following Tenant's exercise of the Renewal Option (I.E., after Landlord's receipt of the Renewal Notice), Landlord and Tenant shall attempt to agree upon the Renewal Term Fixed Rent for the Renewal Term (including any concessions to be provided in connection therewith), and prior to the expiration of the Renewal Initial Period Landlord shall give Tenant written notice (the "Initial Renewal Rent Notice") containing (i) Landlord's determination of the Renewal Term Fixed Rent for the Renewal Term ("Landlord's Renewal Rent Determination"), (ii) the amount of any work allowance or contribution that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), and (iii) the duration of any free rent period that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such free rent period). If Landlord and Tenant fail to agree upon the Renewal Fair Market Fixed Rent for the Renewal Term within the Renewal Initial Period, then Tenant may, by written notice (a "Renewal Appraisal Notice") received by Landlord before the expiration of fifteen (15) days after the expiration of the Renewal Initial Period, elect to have the Renewal Fair Market Fixed Rent for the Renewal Term determined by appraisal in accordance with the provisions set forth on Exhibit C annexed hereto. If Landlord does not receive a Renewal Appraisal Notice from Tenant before the expiration of such fifteen (15) day period, Tenant and Landlord shall be conclusively deemed to have agreed to Landlord's Renewal Rent Determination, and the Fixed Rent for the Renewal Term shall equal Landlord's Renewal Rent Determination.

                      (v) Upon the final determination of the Renewal Fair Market Fixed Rent (by appraisal in accordance with the provisions set forth on Exhibit C annexed hereto or by agreement of Landlord and Tenant), the Renewal Term Fixed Rent for the Renewal Term shall be finally determined. If Tenant is not satisfied with the Renewal Term Fixed Rent as so finally determined, Tenant shall be entitled, by written notice delivered to Landlord before the expiration of thirty (30) days after the date Tenant receives notice of the Renewal Term Fixed Rent as so finally determined (time being of the essence), to withdraw Tenant's exercise of the Renewal Option, whereupon the Lease, as amended by this Amendment, shall expire as of the New Expiration Date as if Tenant had never exercised the Renewal Option. If Tenant has failed to so withdraw its exercise of the Renewal Option before the expiration of such thirty (30) day period, Tenant shall be deemed to have accepted such final determination of the Renewal Term Fixed Rent. Tenant shall be provided the work allowance, if any, and free rent period, if any, set forth in the Initial Renewal Rent Notice. Any such free rent period shall commence on the first (1st) day of the Renewal Term. Any such work allowance shall be paid to Tenant on account of alterations performed by or on behalf of Tenant in the Demised Premises in accordance with the Lease, as amended by this Amendment, during the Renewal Term, upon Tenant's delivery to Landlord of invoices for such alterations and proof of payment thereof and that no construction liens have been filed in connection therewith.

                      (vi) Notwithstanding anything to the contrary contained in this Section 11(b), during the Renewal Term, the Operating Increase Amounts shall be adjusted on the first (1st) day of the Renewal Term and on each anniversary of the first (1st) day of the Renewal Term to an amount equal to the sum of (a) the Operating Increase Amounts payable by Tenant for the twelve (12) month period immediately preceding such adjustment date plus (b) one and one half percent (1.5%) of the sum of (i) the annual Base Rent in effect immediately preceding such adjustment date plus (ii) the Operating Increase Amounts payable by Tenant for the twelve (12) month period immediately preceding such adjustment date.

                      (vii) Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord an instrument or instruments in form reasonably satisfactory to Landlord confirming any terms and conditions of the Lease, as amended by this Amendment, applicable to the Renewal Option or the Renewal Term, including without limitation whether or not the Renewal Option has been exercised and the Base Rent for the Renewal Term, but any failure of Tenant to execute, acknowledge and deliver such instrument(s) shall not affect the validity of the Renewal Term or any of the provisions of this Section 11(b).

          12.  (a)    Except as provided in Section 12(b) below, all provisions
of the Lease granting Tenant the right to lease additional space in the Building are hereby deleted in their entirety.

               (b) Tenant may, at any time during the Term of the Lease (as extended by this Amendment, notify Landlord in writing that Tenant desires to lease additional space in the Building, which notice shall also indicate the number of rentable square feet of additional space Tenant desires to lease (an "Expansion Notice"). Within sixty (60) days after Landlord's receipt of an Expansion Notice, Landlord shall notify Tenant (a) of all portions of the Building not included in the Demised Premises that (i) are then leased to a third party or are vacant, (ii) are then, or are scheduled, within nine (9) months after Landlord's receipt of the Expansion Notice, to become, vacant and available for lease, and (iii) contain rentable square footage (as reasonably determined by Landlord) of not more than 120% times the rentable square footage of the Demised Premises and (b) the terms upon which Landlord would be willing to lease each such area to Tenant. Tenant may, if it so desires, notify Landlord within fifteen (15) days after receipt of such notice from Landlord, that Tenant desires to lease one (1) of the areas in question (identifying the area Tenant desires to so lease), whereupon Landlord will negotiate in good faith with Tenant for fifteen (15) days to the exclusion of other potential tenants with respect to the possible leasing of such area by Tenant. Landlord shall not be obligated by this provision to enter into a lease with Tenant with respect to any such area or, after the expiration of such 15-day negotiation period, to negotiate with Tenant with respect to the possible lease of any such area to the exclusion of other potential tenants. All rights of Tenant under this Section 12(b) are and shall be subject to rights granted prior to the execution of this Amendment to other tenant(s) of the Building providing options or preferential rights with respect any area of the Building to which this
Section 12(b) applies.

          13.  (a)    Promptly after the execution of this Amendment by Landlord and Tenant, Landlord, at Landlord's sole cost and expense, shall replace carpet, paint the corridor and repair other damage (including any damage to the wallcovering) in the corridor on the 12th floor of the Building leading to the roof of the Building resulting from servicing the HVAC system located on such roof, in the location identified on Exhibit D attached hereto and made a part hereof. To the extent reasonably necessary, Landlord, at Landlord's sole cost and expense, shall perform like repairs and replacements in the same area (and, to the extent such repairs and replacements, resulting from the same cause, are reasonably necessary, to the portion of the elevator lobby of the 12th floor of the Building immediately adjacent to such corridor) prior to December 31, 2000.

               (b) Prior to July 31, 1998 (plus additional time due to delays caused by Force Majeure (as defined in the Lease)), Landlord, at Landlord's sole cost and expense, shall upgrade the bathrooms located on the 11th and 12th floors of the Building, using Building standard materials, comparable with other bathrooms recently or currently being upgraded on other floors of the Building, in accordance with Landlord's standards for design and materials.

          14. Upon the execution of this Amendment by Landlord and Tenant, Tenant shall vacate and surrender to Landlord any storage space now being used by Tenant in the Building. Landlord shall not provide storage rights to any other tenant in the Building from and after January 1, 1998, without offering reasonably comparable storage rights to Tenant.

          15. Tenant, incident to its use of the Demised Premises, shall have the exclusive right to use four (4) reserved parking spaces (in addition to any reserved parking spaces being provided to Tenant prior to the execution of this Amendment by Landlord and Tenant), which Tenant's reserved parking spaces shall be located as shown on Exhibit E attached to and made a part of this Amendment. Tenant will be responsible (i) for the internal allocation of Tenant's reserved spaces (among Tenant and Tenant's Agents (as defined in the Lease)) and (ii) at Tenant's expense, for the enforcement of Tenant's exclusive right to use Tenant's reserved spaces (it being agreed that Tenant shall indemnify and hold harmless the Landlord from any claim or action brought against Landlord, not directly attributable to the negligence or willful misconduct of Landlord or any party acting on behalf of Landlord, by any persons or entities as a result of Tenant enforcing its exclusive right to use Tenant's reserved spaces). Landlord shall, at Tenant's expense, place a marking on each of Tenant's reserved spaces indicating that the same is a reserved parking space.

          16. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove at the expiration or sooner termination of the Lease, as amended by this Amendment, any alterations or improvements existing in the Demised Premises as of the date of execution of this Amendment by Landlord and Tenant or constituting the New 11th Floor Work.

          17. Section 21.04 of the Lease is modified to provide for the sending of notices to Landlord at the following address:

               HPI-Linque Partners One, L.P.
               c/o Lincoln Equities Group
               990 Stewart Avenue
               Garden City, New York 11530
               Attn:  Chaim A. Wachsman, Partner


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

               WITH A COPY TO:

               Earp Cohn & Pendery, P.C.
               222 Haddon Avenue
               Westmont, New Jersey 08108
               Attn:  Richard B. Cohn, Esquire

and for the sending of notices to Tenant at the following address:

               Computron Software, Inc.
               301 Route 17 North
               Rutherford, New Jersey 07070
               Attn:  Michael Jorgensen

               WITH A COPY TO:

               Proskauer Rose LLP
               1585 Broadway
               New York, New York 10036
               Attn:  Lowell Willinger, Esquire

          18. Tenant represents and warrants to Landlord that Tenant has not dealt with any party to whom a commission might be owing in connection with this Amendment, except for Cushman & Wakefield of New Jersey, Inc., The Garibaldi Group, and Linque Management Company, Inc. (together, "Broker"), and shall indemnify, defend and hold harmless Landlord from and against the claim of any party other than Broker claiming a commission owing due to its dealings with Tenant in connection with this Amendment. Landlord represents and warrants to Tenant that Landlord has not dealt with any party to whom a commission might be owing in connection with this Amendment, except for Broker, and shall indemnify, defend and hold harmless Tenant from and against the claim of any party, including Broker, claiming a commission owing due to its dealings with Landlord in connection with this Amendment. Landlord shall pay any commission payable to Broker in connection with this Amendment under a separate agreement or agreements.

          19. Tenant shall, upon execution of this Amendment, sign and return to Landlord a copy of the letter executed on behalf of Landlord delivered to Tenant with this Amendment, a copy of which letter is attached to this Amendment as Exhibit F. Tenant's failure to so deliver such letter shall constitute an Event of Default under the Lease, as amended by this Amendment.

          20. If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as modified by this Amendment, the Lease shall remain unmodified and in full force and effect.

          21. In subsection (ix) of Section 7.03(b) of the Original Lease, (i) in clause (a) the amount "five percent (5%)" is changed to "seven and one half percent (7.5%)", and (ii) in clause (b) the amount "ten percent (10%)" is changed to "fifteen percent (15%)".

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the day and year first above written.

WITNESS/ATTEST:                         HPI-LINQUE PARTNERS ONE, L.P.

                                        BY:  LINQUE REALTY ADVISORS,
                                             L.L.C., its General Partner

                                        BY:
------------------------------             --------------------------------
                                             CHAIM A. WACHSMAN,
                                             Managing Member

                                        COMPUTRON SOFTWARE, INC.
                                        (formerly known as COMPUTRON
                                        TECHNOLOGIES CORPORATION)

                                        BY:
------------------------------             --------------------------------

                                      EXHIBIT A
                                (NEW 11TH FLOOR SPACE)








                                        -A-1-

                                      EXHIBIT B
                      (NEW 11TH FLOOR PLANS AND SPECIFICATIONS)



     Plan P-1 prepared by Robert G. Botbyl, R.A., dated 9/23/97, revised as directed by M. Sidler 11/4/97.









                                        -B-1-

                                      EXHIBIT C


                                 APPRAISAL PROVISIONS

     If Tenant shall serve upon Landlord, within the time and in the manner required under Section 11(b) of this Amendment, a Renewal Appraisal Notice, then the Renewal Fair Market Fixed Rent shall be determined by appraisal in accordance with the following:

     1. Tenant, by designation in the Renewal Appraisal Notice, shall appoint an appraiser ("Tenant's Appraiser"). Landlord or Tenant shall furnish to Tenant's Appraiser a copy of the Initial Renewal Rent Notice. Within thirty
(30) days after the date of Landlord's receipt of the Renewal Appraisal Notice, Tenant shall deliver to Landlord the written good-faith determination of Tenant's Appraiser of the Renewal Fair Market Fixed Rent ("Tenant's Renewal Rent Determination"), based upon the parameters set forth in Section 11(b)(iii) of this Amendment. If Tenant fails to deliver to Landlord Tenant's Renewal Rent Determination before the expiration of such thirty (30) day period, then Tenant and Landlord shall be conclusively deemed to have agreed to Landlord's Renewal Rent Determination, and the Base Rent for the Renewal Term shall equal Landlord's Renewal Rent Determination.

     2. Provided Landlord has received Tenant's Renewal Rent Determination within the time set forth in Paragraph 1 above, Landlord and Tenant's Appraiser, within fifteen (15) days after Landlord's receipt of the Tenant's Renewal Rent Determination, shall jointly appoint a mutually agreeable second appraiser who shall be impartial (herein called the "Final Appraiser") and notify Tenant thereof. If Landlord and Tenant's Appraiser fail to agree upon and appoint the Final Appraiser within such 15-day period, then either Landlord or Tenant may request that the American Arbitration Association ("AAA") appoint the Final Appraiser within ten (10) days after such request, and both parties shall be bound by any appointment so made within such 10-day period. If the Final Appraiser shall not have been appointed within such 10-day period, then either Landlord or Tenant may apply to any court having jurisdiction to make such appointment. The Final Appraiser shall subscribe and swear to an oath to fairly and impartially perform his duties hereunder.

     3. Within fifteen (15) days after the appointment of the Final Appraiser, Landlord shall submit a copy of the Initial Renewal Rent Notice to the Final Appraiser, and Tenant shall submit a copy of Tenant's Renewal Rent Determination to the Final Appraiser. If either Landlord or Tenant shall fail to submit such materials in accordance with the provisions of this Paragraph 3 of this Exhibit C, then the Final Appraiser shall notify any party which failed to submit its required materials of its failure (which notice shall refer specifically to this Paragraph 3 of this Exhibit C), and if, in such event, the failing party does not, within a period of ten (10) days after its receipt of such notice, submit its required materials, then (i) if Tenant failed to so submit its required materials, the Base Rent for the Renewal Term shall be determined using


                                        -C-1-

Landlord's Renewal Rent Determination, or (ii) if Landlord failed to so submit its required materials, the Base Rent for the Renewal Term shall be determined using Tenant's Renewal Rent Determination, and any such determination shall be conclusive and binding upon both Landlord and Tenant.

          4. If both Landlord and Tenant submit their respective required materials in accordance with the provisions of Paragraph 3 of this Exhibit C, then the Final Appraiser, within twenty (20) days after its receipt of both sets of required materials, shall select which of Landlord's Renewal Rent Determination or Tenant's Renewal Rent Determination, in his opinion, more accurately reflects the Renewal Fair Market Fixed Rent, and shall notify Landlord and Tenant of such selection in writing. The Renewal Fair Market Fixed Rent set forth in the selected Renewal Rent Determination shall be conclusive and binding upon both Landlord and Tenant.

          5. The fees and expenses of any such appraisal process shall be borne by the parties equally, except that Landlord shall bear the expense, if any, of the Initial Renewal Rent Notice and Tenant shall bear the expense of Tenant's Appraiser, and each party shall bear the expense of its attorneys and experts.

          6. Tenant's Appraiser and the Final Appraiser each shall be a disinterested person of at least five (5) years experience as a real estate appraiser in the State of New Jersey who shall be a member of the "MAI" society of appraisers and shall have had experience as a broker or appraiser of first-class commercial office real estate in the "Bergen County, New Jersey" office market.

          7. It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the Renewal Fair Market Fixed Rent shall be based solely on the definition thereof as set forth in Section 11(b)(iii) of this Amendment, including the assumptions and criteria set forth in such definitions. The appraisers shall not have the power to add to, modify or change any such definitions or any other provisions of the Lease, as amended by this Amendment, and the jurisdiction of the appraisers is accordingly limited.





                                        -C-2-

                                      EXHIBIT D
                            (LOCATION OF CORRIDOR REPAIRS)
                                   (to be attached)











                                        -D-1-

                                      EXHIBIT E
                          (TENANT'S RESERVED PARKING SPACES)










                                        -E-1-

                                      EXHIBIT F
                            (LETTER RECOGNIZING MORTGAGEE)
                                   (to be attached)












                                        -F-1-